                                                                        EX-99.B(j)mhconsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-715 on Form N-1A of Waddell & Reed Advisors Municipal High Income Fund, Inc. of our report dated November 16, 2005 appearing in the Annual Report to Shareholders for the fiscal year ended September 30, 2005, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

January 25, 2006